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                                                                    EXHIBIT 10.9



                             TRADE FINANCE AGREEMENT

        THIS TRADE FINANCE AGREEMENT ("Agreement") is made and entered into as of December 4, 1998, by and between T.HQ INTERNATIONAL, LTD., a corporation organized and existing under the laws of the United Kingdom ("Borrower"), and UNION BANK OF CALIFORNIA, N.A., a national banking association ("Bank").


        SECTION 1.  THE CREDIT

            1.1 THE TRADE FINANCE CREDIT FACILITY. Bank will extend to Borrower a trade finance credit facility in an aggregate amount not to exceed Five Million Dollars ($5,000,000) (the "Trade Finance Credit Facility"). The Trade Finance Credit Facility shall terminate on May 1, 2000 and be subject to the following sublimits:

            (a) The Commercial L/C Line in an amount not to exceed Five Million Dollars ($5,000,000); and

            (b) The Standby L/C Line in an amount not to exceed Five Million Dollars ($5,000,000).

            1.1.1 THE COMMERCIAL L/C LINE. Bank shall issue, for the account of Borrower, one or more irrevocable commercial letters of credit (individually, a "Commercial L/C" and collectively, the "Commercial L/Cs") and calling for drafts at sight covering the importation or purchase of game cartridges and CD roms (the "Commercial L/C Line"). Each Commercial L/C shall be drawn on such terms and conditions as are acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form of Commercial L/C application and reimbursement agreement. No Commercial L/C shall have an expiration date more than ninety (90) days from its date of issuance. No Commercial L/C shall expire later than July 31, 2000.

            1.1.2 THE STANDBY L/C LINE. Bank shall issue, for the account of Borrower, one or more irrevocable, standby letters of credit (individually, a "Standby L/C" and collectively, the "Standby L/Cs"). Each Standby L/C shall be drawn on such terms and conditions as are acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form of Standby L/C application and reimbursement agreement with respect thereto. No Standby L/C shall expire after May 31, 1999.

            1.1.3 TRADE FINANCE CREDIT FACILITY SUBLIMITS. The aggregate amount available to be drawn under each sublimit listed above shall be reduced, dollar for dollar, by the aggregate amount of unpaid principal obligations under the respective sublimit. The aggregate of all unpaid advances and reimbursement obligations shall reduce, dollar for dollar, the maximum amount available under the Trade Finance Credit Facility. Borrower may reborrow or obtain new extensions of credit under each such sublimit until the expiration date of the Trade Finance Credit Facility, to the extent that

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Borrower has paid or otherwise satisfied prior borrowings or extensions of credit, subject to all terms and conditions in the Loan Documents.

            1.2 TERMINOLOGY. As used herein, the following terms shall have the following meanings:

            (a) The term "L/C" shall mean all Commercial L/Cs and Standby L/Cs described above.

            (b) The term "Loan Documents" shall mean all documents, instruments and agreements executed in connection with this Agreement.

            (c) The term "THQ" shall mean THQ Inc., a Delaware corporation.

            (d) The term "THQ Agreement" shall mean that certain Trade Finance Agreement dated as of December 4, 1998, by and between THQ and Bank, as at any time amended, supplemented or otherwise modified or restated.

            1.3 PURPOSES OF THE L/C. Each Commercial L/C shall be issued by Bank to finance Borrower's customary trade cycle. Each Standby L/C shall be issued by Bank to Imperial Bank, as beneficiary, in order to support Borrower's obligations to Imperial Bank with respect to certain existing commercial letters of credit previously issued by Imperial Bank.

            1.4 TRADE FINANCE FEES. All fees in connection with the Trade Finance Credit Facility will be in accordance with Bank's standard schedule of fees as published from time to time, except as follows:

            (a) The fees in connection with the issuance of each Commercial L/C shall be, for each three-month period or fraction thereof, the greater of (i) one-eighth of one percent (1/8 of 1%) or (ii) Ninety Dollars ($90.00);

            (b) The fees in connection with the payment of each Commercial L/C shall be the greater of (i) one-eighth of one percent (1/8 of 1%) per set of documents or (ii) Seventy Dollars ($70.00); and

            (c) The fees in connection with any amendment to a Commercial L/C shall be, for each three-month period or fraction thereof, the greater of (i) one-tenth of one percent (1/10 of 1%) or (ii) Sixty Dollars ($60.00).

            1.5 COMMITMENT FEE. Borrower shall pay to Bank a commitment fee of Twelve Thousand Five Hundred Dollars ($12,500) on or before the date of execution of this Agreement. No portion of such fee shall be reimbursable.

            1.6 SECURITY. Prior to any extension of credit under this Agreement, Borrower shall have executed a security agreement, on Bank's standard form, and a UCC financing statement, suitable for filing in the office of the Secretary of State of the



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State of California and any other state designated by Bank, granting to Bank a first priority security interest in such of Borrower's property as is described in said security agreement. The security agreement shall provide that upon the occurrence of an Event of Default, Bank shall be entitled to exercise its remedies against the collateral described therein and to sell such collateral wherever and to whomever Bank deems necessary, in its reasonable discretion. Exceptions to Bank's first priority, if any, are permitted only as otherwise provided in this Agreement. At Bank's request, Borrower will also obtain executed landlord's and mortgagee's waivers on Bank's form covering all of Borrower's property located on leased or encumbered real property.

            1.7 CONTROLLING DOCUMENT. In the event of any inconsistency between the terms of this Agreement and any of the Loan Documents, the terms of such Loan Document will prevail over the terms of this Agreement.


      SECTION 2.  CONDITIONS PRECEDENT

      Bank shall not be obligated to extend any credit under this Agreement unless at or prior to the time for extending such credit, the following conditions have been fulfilled to Bank's satisfaction:

            2.1 COMPLIANCE. Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or at the date of the extension of such credit and shall have executed and delivered to Bank the Loan Documents.

            2.2 BORROWING RESOLUTION. Borrower shall have provided Bank with certified copies of resolutions duly adopted by the board of directors of Borrower, authorizing the execution, delivery and performance of this Agreement and the Loan Documents. Such resolutions shall also designate the persons who are authorized to act on Borrower's behalf in connection with this Agreement and to do the things required of Borrower pursuant to this Agreement.

            2.3 THQ GUARANTY. Borrower shall have provided Bank with a Continuing Guaranty, on Bank's standard form therefor and in the principal amount of Five Million Dollars ($5,000,000) (exclusive of accrued interest and Bank's expenses), duly executed by THQ.

            2.4 TERMINATION STATEMENTS. Borrower shall have provided Bank with UCC termination statements executed by such secured creditors as may be required by Bank, suitable for filing with the Secretary of State in each state designated by Bank.

            2.5 CONTINUING COMPLIANCE. At the time any L/C is to be issued, there shall not exist any event, condition or act which constitutes an Event of Default under Section 6 hereof or any event, condition or act which with notice, lapse of time or both would constitute an Event of Default; nor shall there be any such event, condition or act immediately after such credit extension were it to be made.



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        SECTION 3.  REPRESENTATIONS AND WARRANTIES

            Borrower represents and warrants that:

            3.1 BUSINESS ACTIVITY. The principal business of Borrower is the publication and distribution of interactive software.

            3.2 SUBSIDIARIES. Borrower's subsidiaries (those entities in which Borrower has either a controlling interest or at least a twenty-five percent (25%) ownership interest) and their addresses, and the names of Borrower's principal shareholders are as provided on a schedule delivered to Bank on or before the date of this Agreement.

            3.3 AUTHORITY TO BORROW. The execution, delivery and performance of this Agreement and the Loan Documents are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

            3.4 FINANCIAL STATEMENTS. The consolidated financial statements of THQ and its subsidiaries (including Borrower), including both a consolidated balance sheet at September 30, 1998, together with supporting schedules, and a consolidated income statement for the nine (9) months ended September 30, 1998, have heretofore been furnished to Bank, and are true and complete and fairly represent the financial condition of THQ and its subsidiaries (including Borrower) during the period covered thereby. Since September 30, 1998, there has been no material adverse change in the financial condition or operations of THQ and its subsidiaries (including Borrower) taken as a whole.

            3.5 TITLE. Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all of its property that is included in the consolidated financial statements of THQ and its subsidiaries delivered to Bank for the nine (9) months ended September 30, 1998 and to all property acquired by Borrower since the date of such financial statements, free and clear of all Liens (as such term is defined in subsection 5.1 hereof) except those specifically referred to in such financial statements.

            3.6 LITIGATION. There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner.

            3.7 DEFAULT. Borrower is not now in default in the payment of any of its material obligations (including, without limitation, any obligation to make royalty payments under any license agreement to which it is a party), and there exists no event, condition or act which constitutes an Event of Default under
Section 6 hereof and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.



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            3.8 ORGANIZATION. Borrower is duly organized and existing under the laws of the jurisdiction of its organization, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

            3.9 POWER. Borrower has the power and authority to enter into this Agreement and to execute and deliver the Loan Documents.

            3.10 AUTHORIZATION. This Agreement and all things required by this Agreement have been duly authorized by all requisite corporate action of Borrower.

            3.11 QUALIFICATION. Borrower is duly qualified and in good standing in any jurisdiction where such qualification is required.

            3.12 COMPLIANCE WITH LAWS. Borrower is in compliance with all applicable laws, rules, ordinances and regulations which materially affect the operations or financial condition of Borrower.

            3.13 REGULATION U. No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities.

            3.14 CONTINUING REPRESENTATIONS. The foregoing representations and warranties shall be considered to have been made again at and as of the date each L/C is issued and shall be true and correct as of such date or dates.


        SECTION 4.  AFFIRMATIVE COVENANTS

        Until all sums payable pursuant to this Agreement and the Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

            4.1 PURPOSE OF L/C. Borrower will use the L/C only for the purposes provided in subsection 1.3 above.

            4.2 PAYMENT OF OBLIGATIONS. Borrower will pay and discharge promptly all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.



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            4.3 Maintenance of Existence. Borrower will maintain and preserve its existence and assets and all rights, franchises, licenses and other authority necessary for the conduct of its business and will maintain and preserve its property, equipment and facilities in good order, condition and repair. Bank may, at reasonable times, visit and inspect any of the properties of Borrower.

            4.4 RECORDS. Borrower will keep and maintain full and accurate accounts and records of its operations according to generally accepted accounting principles and will permit Bank's internal auditors to have access thereto, to make examination and photocopies thereof, and to make audits during regular business hours, but no more frequently than quarterly, unless an Event of Default has occurred and is continuing or there has been a material adverse change in Borrower's financial condition. Costs for such audits shall be paid by Borrower.

            4.5 INFORMATION FURNISHED. Borrower will furnish to Bank:

            (a) Within sixty (60) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, copies of the unaudited consolidated balance sheet of THQ and its subsidiaries (including Borrower) on Form 10-Q as of the close of such fiscal quarter, the unaudited consolidated income and expense statement of THQ and its subsidiaries (including Borrower), with supportive schedules, and the consolidated statement of retained earnings of THQ and its subsidiaries (including Borrower) for such fiscal quarter, prepared in accordance with generally accepted accounting principles;

            (b) Within one hundred twenty (120) days after the close of each fiscal year, copies of the consolidated statement of financial condition of THQ and its subsidiaries (including Borrower) on Form 10-K, including at least the consolidated balance sheet of THQ and its subsidiaries (including Borrower) as of the close of such fiscal year, the consolidated income and expense statement of THQ and its subsidiaries (including Borrower), with supportive schedules, and the consolidated statement of retained earnings of THQ and its subsidiaries (including Borrower) for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by THQ and reasonably satisfactory to Bank in accordance with generally accepted accounting principles applied on a basis consistent with that of the previous fiscal year;

            (c) Concurrently with the financial information furnished to Bank pursuant to subparagraph (a) of this subsection 4.5, copies of the unaudited consolidating balance sheet of Borrower and each of its subsidiaries as of the close of each fiscal quarter, and the unaudited consolidating income and expense statement of Borrower and each of its subsidiaries as of the close of each fiscal quarter, with supportive schedules, prepared in accordance with generally accepted accounting principles;

            (d) Concurrently with the financial information furnished to Bank pursuant to subparagraph (b) of this subsection 4.5, copies of the consolidating statement of financial condition of Borrower and each of its subsidiaries, including at least the consolidating balance sheet of Borrower and each of its subsidiaries as of the close of such fiscal year, and the consolidating income and expense statement of Borrower and



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each of its subsidiaries, with supportive schedules, prepared in accordance with generally accepted accounting principles;

            (e) Within one hundred twenty (120) days after the close of each fiscal year, a copy of the projections of THQ and its subsidiaries (including Borrower) for the following fiscal year, in form and substance reasonably acceptable to Bank;

            (f) As soon as available, copies of such financial statements and reports as THQ or any of its subsidiaries (including Borrower) may file with any state or federal agency, excluding any state or federal income tax returns;

            (g) Such other financial statements and information as Bank may reasonably request from time to time;

            (h) Prompt written notice to Bank of any Event of Default under any of the terms or provisions of this Agreement or of any default under any other agreement, contract, document or instrument entered, or to be entered into with Bank; and of any litigation which, if decided adversely to THQ or any of its subsidiaries (including Borrower), would have a material adverse effect on the financial condition of THQ or any of its subsidiaries (including Borrower); and of any other matter which has resulted in, or is likely to result in, a material adverse change in the financial condition or operations of THQ or any of its subsidiaries (including Borrower);

            (i) Prompt written notice to Bank of any default, whether resulting from the nonpayment of royalties or otherwise, that has occurred under the terms of any license agreement to which Borrower or any of its affiliates is a party; and

            (j) Prompt written notice to Bank of any change in Borrower's chief executive officer, president, chief financial officer or any senior vice president; Borrower's name; and location of Borrower's assets, principal place of business or chief executive office.

            4.6 CONSOLIDATED QUICK RATIO. Borrower shall not permit the ratio of
(a) the sum of cash, Cash Equivalents and accounts receivable, in each case for THQ and its subsidiaries (including Borrower), to (b) the consolidated current liabilities of THQ and its subsidiaries (including Borrower) (including outstanding advances to THQ under the Clean Advance Line of the THQ Agreement and the aggregate face amount of all L/Cs issued on the account of Borrower and THQ under the THQ Agreement and outstanding at such time) to be less than 1.25:1.00 as at the end of any fiscal quarter. As used herein, the term "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) Dollar denominated time deposits and certificates of deposit of any commercial bank having a long-term unsecured debt rating of at least A or the equivalent thereof from Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc. ("S&P"), (iii) commercial paper issued by any corporation organized under the laws of any state of the United States of America having a rating of at least A- or the equivalent thereof from S&P or at least P-1 or the equivalent thereof from Moody's



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Investors Service, Inc. ("Moody's") and (iv) investments in money market funds substantially all of which are comprised of securities of the types described in clauses (i) through (iii) hereinabove.

            4.7 CONSOLIDATED SHAREHOLDERS' EQUITY. Borrower shall cause THQ and its subsidiaries to achieve Consolidated Shareholders' Equity of not less than Fifty Million Dollars ($50,000,000) as at the end of the fiscal year ending December 31, 1998. Such Consolidated Shareholders' Equity shall increase as of December 31, 1999, and thereafter, as of the end of each successive fiscal year, by an amount not less than the greater of (a) Ten Million Dollars ($10,000,000) or (b) ninety percent (90%) of the consolidated net profit after taxes of THQ and its subsidiaries (including Borrower) for such fiscal year. As used in this Agreement, "Consolidated Shareholders' Equity" shall mean the consolidated net worth of THQ and its subsidiaries (including Borrower), as reflected in the quarterly consolidated balance sheet of THQ and its subsidiaries (including Borrower) on Form 10-Q and in the annual consolidated statement of financial condition of THQ and its subsidiaries (including Borrower) on Form 10-K.

            4.8 CONSOLIDATED TOTAL LIABILITIES TO CONSOLIDATED SHAREHOLDERS' EQUITY. Borrower shall cause THQ and its subsidiaries to maintain a ratio of Consolidated Total Liabilities to Consolidated Shareholders' Equity of not greater than 1.00:1.00 as at the end of each fiscal quarter. As used in this Agreement, "Consolidated Total Liabilities" shall mean the consolidated total liabilities of THQ and its subsidiaries (including Borrower), as determined in accordance with generally accepted accounting principles, as shown on the liability side of the consolidated balance sheet of THQ and its subsidiaries (including Borrower).

            4.9 CONSOLIDATED OPERATING PROFIT. Borrower will cause THQ and its subsidiaries (including Borrower) to achieve Consolidated Operating Profit of not less than One Dollar ($1) as at the end of and for each fiscal quarter. As used in this Agreement, "Consolidated Operating Profit" shall mean the consolidated net operating income of THQ and its subsidiaries (including Borrower), as determined in accordance with generally accepted accounting principles, before provision for taxes and non-recurring expenses.

            4.10 INSURANCE. Borrower will keep all of its insurable property, whether real, personal or mixed, insured by companies and in amounts approved by Bank against fire and such other risks as are customarily insured against by companies conducting similar business. Borrower will maintain workers compensation insurance, insurance against liability for damage to persons or property and insurance to cover loss of or to goods in transit to Borrower. Borrower will furnish to Bank statements of its insurance coverage, will promptly furnish other or additional insurance deemed necessary by and upon request of Bank to the extent that such insurance may be available and hereby assigns to Bank, as security for Borrower's obligations to Bank, the proceeds of any such insurance. All of such insurance shall be maintained in such amounts as is customarily obtained by companies conducting similar business with respect to like risks. Prior to any extension of credit, Bank will be named loss payee on



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all policies insuring collateral. All policies shall require at least ten (10)
days' written notice to Bank before any policy may be altered or cancelled.

            4.11 ADDITIONAL REQUIREMENTS. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

            4.12 LITIGATION AND ATTORNEYS' FEES. Borrower will pay promptly to Bank upon demand, reasonable attorneys' fees (including but not limited to the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff) and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the obligations hereunder or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement or any of the Loan Documents, whether or not an arbitration, judicial action or other proceeding is commenced. If such proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

            4.13 BANK EXPENSES. Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan Documents, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

            4.14 ROYALTY PAYMENTS. Borrower will comply, and will cause each of its affiliates to comply, in all material respects with any and all license agreements to which Borrower or any such affiliate is a party. Without in any manner limiting the generality of the foregoing sentence, Borrower will pay, and will cause each of such affiliates to pay, all royalty and other payments required to be paid by Borrower or such affiliate under such license agreements when and as such payments become due.


            SECTION 5.  NEGATIVE COVENANTS

               Until all sums payable pursuant to this Agreement and the Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

            5.1 LIENS. Borrower will not create, assume or suffer to exist any mortgage, pledge, security interest, encumbrance, or lien (collectively, "Liens" and individually, a "Lien") (other than for taxes not delinquent and for taxes and other items being contested in good faith) on property of any kind, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except (a) Liens in favor of Bank, (b) minor encumbrances and easements on real property which do not affect its market, (c) Liens in favor of Imperial Bank securing reimbursement obligations



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of Borrower in respect of commercial letters of credit previously issued by
Imperial Bank and (d) Liens upon equipment or other property created in connection with the acquisition by Borrower of such equipment or other property, provided, however, that (i) the indebtedness incurred to finance each such acquisition is permitted by this Agreement, (ii) each such Lien attaches only to the equipment or other property acquired with the indebtedness secured thereby and (iii) the indebtedness incurred to finance each such acquisition does not exceed Two Hundred Fifty Thousand Dollars ($250,000).

            5.2 BORROWINGS. Borrower will not sell, discount or otherwise transfer any account receivable or any note, draft or other evidence of indebtedness, except to Bank or except to a financial institution at face value for deposit or collection purposes only and without any fee other than fees normally charged by the financial institution for deposit or collection services. Except as otherwise provided in this Agreement, Borrower will not borrow any money, become contingently liable to borrow money, nor enter any agreement to directly or indirectly obtain borrowed money, except (a) pursuant to agreements made with Bank, (b) pursuant to reimbursement agreements made with Imperial Bank in connection with commercial letters of credit previously issued by Imperial Bank and (c) indebtedness owed to THQ as permitted by subsection 5.4 of the THQ Agreement.

            5.3 SALE OF ASSETS, LIQUIDATION OR MERGER. Borrower will not liquidate, dissolve or enter into any consolidation, merger, partnership or other combination, nor convey, sell or lease all or the greater part of its assets or business, nor purchase or lease all or the greater part of the assets or business of another; provided, however, that Borrower may purchase all or the greater part of the assets or business of another so long as (a) no Event of Default or event which, with the lapse of time or notice, or both, would become an Event of Default, has occurred and is continuing or would result therefrom,
(b) Borrower provides Bank with prior written notice thereof and (c) the sum of
(i) the aggregate amount of all such acquisitions plus (ii) the aggregate outstanding principal amount of all loans, advances and guaranties permitted under subsection 5.4(b) hereof shall not exceed Five Million Dollars ($5,000,000) at any time.

            5.4 LOANS, ADVANCES AND GUARANTIES. Borrower will not, except in the ordinary course of business as currently conducted, make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner or extend credit; provided, however, that (a) Borrower may guarantee certain working capital obligations of the Rushware Entities, or any of them, to one or more financial institutions, so long as the principal amount of the obligations of the Rushware Entities so guaranteed does not exceed, in the aggregate amount at any one time outstanding, the sum of Ten Million Dollars ($10,000,000) and
(b) Borrower may make loans or advances to, or guarantee the obligations of any of its affiliates, provided that the sum of (i) the aggregate outstanding principal amount of all loans or advances so made, or obligations so guaranteed, plus (ii) the aggregate amount of all acquisitions permitted by subsection 5.3 hereof, shall not exceed Five Million Dollars ($5,000,000) at any time. As used herein, the term "Rushware Entities" shall mean, collectively, Rushware



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Microhandelsgesellschaft mbH and its two subsidiaries, SOFTGOLD Computerspiele
GmbH and ABC Spielspass GmbH.

            5.5 INVESTMENTS. Borrower will not purchase the debt or equity of another person or entity except (a) for savings accounts, money market accounts, sweep investment accounts and certificates of deposit of Bank, (b) direct U.S. Government obligations and commercial paper issued by corporations with the top ratings of Moody's Investors Service, Inc. or Standard & Poor's Ratings Services, a division of McGraw-Hill, Inc., provided that all such permitted investments shall mature within one (1) year of purchase, and (c) as permitted by subsection 5.3 of this Agreement.

            5.6 PAYMENT OF DIVIDENDS. Borrower will not declare or pay any dividends, other than a dividend payable in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding.

            5.7 RETIREMENT OF STOCK. Borrower will not acquire or retire any share of its capital stock for value.

            5.8 PARENT AND SUBSIDIARY PROPERTY. Borrower will not transfer any property to its parent or any affiliate of its parent, except for value received in the normal course of business as business would be conducted with an unrelated or unaffiliated entity. In no event shall management fees or fees for services be paid by Borrower to any such direct or indirect affiliate without Bank's prior written approval.

            5.9 CAPITAL EXPENDITURES. Borrower shall not permit THQ and its subsidiaries to make capital expenditures in excess of Seven Hundred Fifty Thousand Dollars ($750,000) in any fiscal year, as reflected in the consolidated balance sheet of THQ and its subsidiaries (including Borrower) on Form 10-Q and in the consolidated statement of financial condition of THQ and its subsidiaries (including Borrower) on Form 10-K. Each such capital expenditure shall be needed by THQ or any of its subsidiaries in the ordinary course of business.

            5.10 LEASE OBLIGATIONS. Borrower shall not permit THQ or any of its subsidiaries to incur new lease obligations as lessee which would result in aggregate lease payments made by THQ and its subsidiaries (including Borrower) for any fiscal year exceeding Six Hundred Thousand Dollars ($600,000). Each said lease shall be of equipment or real property needed by THQ or any of its subsidiaries in the ordinary course of its business.


            SECTION 6.  EVENTS OF DEFAULT

               Upon the occurrence of any of the following events ("Events of Default"), Bank, in its discretion, may cease extending credit hereunder and may declare all obligations hereunder and under the Loan Documents immediately due and payable; provided, however, that upon the occurrence of an Event of Default described in subsection 6.4, 6.5, 6.6, 6.7 or 6.8 hereinbelow, all principal and interest and any other amounts owing under the Loan Documents shall automatically become immediately due and payable.

            6.1 PAYMENT DEFAULTS. Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the other Loan Documents; or

            6.2 BREACH OF REPRESENTATIONS OR WARRANTIES Any representation or warranty made or deemed made by Borrower under this Agreement or any Loan Document to which it is a party shall prove to have been incorrect in any material respect on and as of the date made or deemed made; or

            6.3 COVENANT DEFAULTS. Borrower shall default in the due performance or observance of any covenant or condition of any Loan Document to which it is a party and, in the case of the covenants set forth in subsections 4.2, 4.3, 4.4, 4.5, 5.1, 5.2, 5.5, 5.6, 5.7 and 5.8 and in the security agreement provided for in subsection 1.6 hereof only, but only if such default is capable of being cured, shall fail to cure such default within thirty (30) days; or

            6.4 INSOLVENCY. Borrower shall become insolvent or fail to pay its debts as such debts become due; or

            6.5 BANKRUPTCY. Borrower shall commence any voluntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief or shall consent to any relief in any involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief; or any contested involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, arrangement, debt adjustment or debtor relief shall be commenced against Borrower and such involuntary proceeding shall not be dismissed or discharge within sixty (60) days of commencement; or

            6.6 ASSIGNMENT FOR BENEFIT OF CREDITORS. There shall be an assignment by Borrower for the benefit of its creditors; or

            6.7 APPOINTMENT OF RECEIVER. Borrower shall apply for or consent to the appointment, or commence any proceeding for the appointment, of a receiver, trustee, custodian or similar official for all or substantially all of Borrower's property; or any proceeding for the appointment of a receiver, trustee, custodian or similar official for all or substantially all of Borrower's property shall be commenced against Borrower or its property and shall not be dismissed or discharged within sixty (60) days of commencement; or

            6.8 DISSOLUTION OR LIQUIDATION. Borrower shall be dissolved or liquidated in full or in part; or any proceeding for the dissolution or liquidation of Borrower shall be commenced against Borrower and not dismissed or discharged within sixty (60) days of commencement; or

            6.9 Failure to Comply. Borrower shall fail to comply with (a) any money judgment in an individual amount of Five Hundred Thousand Dollars ($500,000) or more, or in an aggregate amount of One Million Dollars ($1,000,000) or more, or (b) any order, non-monetary judgment, injunction, decree, writ or demand of any court or other public authority and, in the case of either subparagraph (a) or (b) of this subsection 6.9, such order, judgment, injunction, decree, writ or demand shall continue unsatisfied and in effect for a period of thirty (30) days without being vacated, discharged, satisfied or stayed or bonded pending appeal; or

            6.10 LEGAL PROCESS. There shall be filed or recorded any notice of levy, notice to withhold, or other legal process for taxes other than property taxes against Borrower or against the property of Borrower in an individual amount of Five Hundred Thousand Dollars ($500,000) or more, or in an aggregate amount of One Million Dollars ($1,000,000) or more, and such notice or other legal process shall not be released, stayed, vacated, bonded or otherwise dismissed within thirty (30) days after the date of its filing or recording; or

            6.11 DEFAULT CONCERNING BORROWING OF MONEY. Borrower shall default on any obligation concerning the borrowing of money that is outstanding in the aggregate amount of One Hundred Thousand Dollars ($100,000) or more; or

            6.12 WRITS OF ATTACHMENT, ETC. The issuance against Borrower, or the property of Borrower, of any writ of attachment, writ of execution or other judicial lien in an individual amount of Five Hundred Thousand Dollars ($500,000) or more, or in an aggregate amount of One Million Dollars ($1,000,000) or more, and such writ or other judicial lien shall not be released, stayed, vacated, bonded or otherwise dismissed within thirty (30) days after the date of its issuance; or

            6.13 DEFAULT UNDER THQ AGREEMENT. An Event of Default shall occur under the THQ Agreement and such Event of Default shall continue beyond any applicable grace period or shall not be waived.


               SECTION 7.  MISCELLANEOUS PROVISIONS

            7.1 WITHHOLDING TAXES. Each payment of principal, interest and other amounts payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be free and clear of any deductions or withholdings for or on account of any present or future taxes, levies, imposts, duties or other charges of whatever nature imposed by any government, political subdivision, bank or taxing authority. Borrower shall pay to Bank such amounts as may be necessary in order that every payment made by Borrower hereunder or under any of the Loan Documents, after Borrower makes any required deductions or withholding for or on account of any taxes, levies, imposts, duties or other charges of whatever nature imposed by any government, political subdivision, bank or taxing authority outside the United States, shall not be less than the payment otherwise required by this Agreement and the Loan Documents.

            7.2 INDEMNITY FOR TAXES. Without limiting Bank's rights under any of the other provisions of this Agreement or any of the Loan Documents, in the event that any taxes are assessed against Bank in connection with payments made to Bank by Borrower by virtue of the fact that Borrower is a non-United States person, then Borrower shall pay when due, and indemnify and hold Bank harmless from, such taxes, without reducing the net amount of such payments to be made to Bank below that amount which Bank would have received had such taxes not been assessed. If Bank requests, Borrower shall furnish to Bank a receipt evidencing payment of such tax or the tax return or other report filed with respect to such tax. The provisions of this subsection 7.2 shall survive repayment of Borrower's obligations hereunder.

            7.3 ADDITIONAL INDEMNITY. Borrower shall pay, and indemnify and hold Bank harmless from, any present or future claim or liability for any registration, stamp, documentary, court or similar tax, fee or charge, or any penalties or interest with respect thereto, which may be assessed, levied or collected by the jurisdiction of Borrower's incorporation or by any governmental agency of such jurisdiction, or in connection with the execution, issuance, delivery, filing, registration or enforcement of this Agreement or any of the Loan Documents. If Bank requests, Borrower shall furnish to Bank a receipt evidencing payment of such tax or other amount, or the tax return or other report filed with respect to such tax or other amount. The provisions of this subsection 7.3 shall survive repayment of Borrower's obligations hereunder.

            7.4 REGISTRATION. Borrower shall cause this Agreement and the Loan Documents executed by Borrower to be registered, notarized or otherwise formalized to the extent at any time required by the applicable law of the country and/or state of Borrower's incorporation, and shall pay, and indemnify and hold Bank harmless from, any liability for any stamp taxes or any registration, documentation or other types of fees, charges, taxes or fines in connection with any such registration, notarization or formalization. The provisions of this subsection 7.4 shall survive repayment of Borrower's obligations hereunder.

            7.5 JURISDICTION, SERVICE OF PROCESS AND VENUE. Any suit, action or proceeding against Borrower with respect to this Agreement or any of the Loan Documents may be brought in (a) the Superior Court of the State of California, County of Los Angeles, (b) the United States District Court for the Central District of California or (c) any competent court in the United Kingdom, as Bank may elect in its sole discretion. Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding in any of the above-specified courts by the mailing thereof by Bank by U.S. mail, postage prepaid, to Borrower, 5016 North Parkway Calabasas, Suite 100, Calabasas, California 91302. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Borrower hereby irrevocably waives any objection which Borrower now has or may hereafter acquire to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any Loan Document in the

Superior Court of the State of California, County of Los Angeles or in the United States District Court for the Central District of California, and any objection on the ground that any such action or proceeding has been brought in an inconvenient forum. Nothing contained herein shall be deemed to limit the right or ability of Bank to serve any writs, processes or summonses in any other manner permitted under applicable law, or to obtain jurisdiction over Borrower in such other jurisdictions and in such other manner as may be permitted under applicable law, including but not limited to the right of Bank to bring any suit, action or proceeding against Borrower in the courts of the country of Borrower's incorporation.

            7.6 JUDGMENT CURRENCY. Notwithstanding any judgment rendered against Borrower in a currency other than United States Dollars, whether in connection with a judicial proceeding or arbitration proceeding, Borrower shall not be relieved of any obligation with respect to any amount owed by it to Bank under this Agreement or the Loan Documents except to the extent of the amount in United States Dollars which, in accordance with normal banking procedures, Bank is able to acquire with such amount of such other currency on the business day following receipt of such amount by Bank. If the amount in United States Dollars so acquired is less than the amount due to Bank, then Borrower shall indemnify Bank by paying the difference between such amounts in United States Dollars. If the amount in United States Dollars so acquired is more than the amount due to Bank, Bank agrees to remit such excess to Borrower. The payment of any additional amount required of Borrower under this subsection 7.6 shall constitute a separate and independent obligation of Borrower, notwithstanding any award of judgment.

            7.7 ADDITIONAL REMEDIES. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

            7.8 NONWAIVER. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

            7.9 INUREMENT. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, and any assignment of Borrower without Bank's consent shall be null and void.

            7.10 APPLICABLE LAW. Notwithstanding any conflict of law statutes or principles, this Agreement and the Loan Documents shall be governed by and construed according to the laws of the State of California.

            7.11 SEVERABILITY. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

            7.12 INTEGRATION CLAUSE. Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications between Borrower and Bank, whether verbal or written, shall be of no further effect or evidentiary value.

            7.13 CONSTRUCTION. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            7.14 AMENDMENTS. This Agreement may be amended only in writing signed by all parties hereto.

            7.15 COUNTERPARTS. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original and all of which, when taken together, shall constitute but one and the same agreement.


            SECTION 8.  SERVICE OF NOTICES

            8.1 NOTICES. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day, if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

            8.2 CHANGE OF ADDRESS. The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

      THIS AGREEMENT is executed on behalf of the parties by duly authorized officers as of the date first above written.


UNION BANK OF CALIFORNIA, N.A.

By:  /s/ ANN FORBES
   ------------------------------
         Ann Forbes

Title: Fice President
      ---------------------------


Address:

Union Bank of California, N.A.
Commercial Banking Group--Greater Los Angeles Division
445 South Figueroa Street, 10th Floor
Los Angeles, California 90071
Attention: Ann Forbes
           Vice President

Telecopier: (213) 236-7614
Telephone: (213) 236-7635


T.HQ INTERNATIONAL, LTD.

By:  /s/ BRIAN J. FARRELL
   ------------------------------

Title:  President and CEO
      ---------------------------


By:  /s/ FRED A. GYSI
   ------------------------------

Title:  VP of Finance and
        Administration and CFO
      ---------------------------


Address:

T.HQ International, Ltd.
5016 North Parkway Calabasas, Suite 100
Calabasas, California 91302
Attention: Fred Gysi
           Director

Telecopier: (818) 591-1615
Telephone: (818) 591-1310